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                                                                       EXHIBIT 1

                    CONTACT: Linda Mura, Porter Novelli
                             312/856-8882

                             Maryellen Thielen, PathoGenesis Corporation
                             847/583-5424

FOR IMMEDIATE RELEASE


                    FDA GRANTS MARKETING CLEARANCE FOR TOBI/(TM)/
                     (Tobramycin Solution for Inhalation)
      Clinical trial results show improved and maintained lung function in people with cystic fibrosis

     SEATTLE, Dec. 23, 1997 -- PathoGenesis Corp. (Nasdaq: PGNS) today announced it has received marketing clearance from the Food and Drug Administration (FDA) for TOBI/(TM)/ (Tobramycin Solution for Inhalation), a new formulation of the antibiotic tobramycin, specifically designed for inhalation and indicated for the management of cystic fibrosis (CF) patients with Pseudomonas aeruginosa.

     "TOBI is a significant advance in treating people with cystic fibrosis," said Robert J. Beall, Ph.D., president and chief executive officer of the Cystic Fibrosis Foundation (CFF). "By an early age, P. aeruginosa, the bacteria that causes 80 percent of CF lung infections, becomes the dominant pathogen in the lungs. These infections make it difficult to breathe and often cause hospitalization. TOBI is the first FDA-approved antibiotic solution for inhalation to treat people with CF." CF is the most common life-threatening inherited disease in the United States, affecting about 30,000 children and adults.

     Two double-blind, randomized, placebo-controlled clinical trials were conducted for 24 weeks at cystic fibrosis centers across the U.S. A total of 520 cystic fibrosis patients ages 6 to 63 with P. aeruginosa lung infections participated in the Phase III trials. Patients were divided into two groups -- those receiving standard CF therapy and those receiving TOBI plus standard CF therapy. TOBI-treated patients received drug in repeated cycles of 28-days on drug, 28-days off drug.

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     Compared with placebo plus standard CF therapy, six-month clinical trials of TOBI showed:

 .    Improved and maintained lung function: TOBI-treated patients demonstrated a significant improvement in lung function compared to those receiving standard CF therapy.

 .    Fewer days in the hospital: On average, TOBI-treated patients were hospitalized three fewer days than patients receiving standard CF therapy -- 5.1 days for TOBI patients, compared to 8.1 days for placebo patients.

 .    Fewer days requiring anti-pseudomonal antibiotics: On average, TOBI-treated patients required 4.4 fewer days of intravenous anti-pseudomonal therapies than patients receiving standard CF therapies -- 9.7 days for TOBI patients, compared to 14.1 days for placebo patients.

     "The results from the clinical trials were excellent -- TOBI maintained improvement in pulmonary function over six months," said Bonnie Ramsey, M.D., CF Center Director, Children's Hospital and Regional Medical Center, Seattle, and Principal Investigator of the TOBI clinical trials. "Patients typically lose 2 percent of lung function annually, so this level of improvement is a significant step forward in managing the disease."

     Clinical studies show TOBI was well tolerated by patients. More TOBI-treated patients experienced hoarseness (13 percent versus 7 percent in placebo patients) and ringing in the ears (3 percent versus none of the placebo patients). All episodes of ringing in the ears were temporary and resolved without stopping the TOBI treatment regimen. Bronchospasm also may occur with inhalation of TOBI. Caution should be used with patients receiving TOBI who are known or suspected to have kidney, hearing or neuromuscular problems; are pregnant or become pregnant; or are receiving intravenous aminoglycoside treatment. Safety and effectiveness were not studied in patients under the age of six years, patients with lung function of less than 25 percent or more than 75 percent of predicted normal levels, or patients colonized with Burkholderia cepacia.

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     Treatment with TOBI did not affect the susceptibility of the majority of P.
aeruginosa isolates during the six-month studies. TOBI therapy resulted in a significant reduction in P. aeruginosa density in sputum (phlegm) during the on-drug periods. Sputum bacterial density returned to baseline during the off-drug periods. Reductions in sputum bacterial density were smaller in each successive cycle.

     Each ready-to-use ampule of TOBI contains 300 milligrams of tobramycin in a 5 milliliter solution. TOBI is aerosolized and administered using a PARI LC PLUS /TM/ reusable nebulizer and a DeVilbiss Pulmo-Aide/R/ air compressor. It is inhaled twice daily and requires about 10-15 minutes per treatment. The TOBI treatment regimen consists of repeated cycles of 28-days on drug, followed by 28-days off drug.

     Cystic fibrosis is characterized by the production of unusually thick, sticky mucus that typically blocks the airways of the lungs. Consistent production of mucus prevents clearance of bacteria, allowing them to colonize and multiply. As a result, chronic infection and inflammation occur, causing people with cystic fibrosis to experience persistent coughing, sputum expectoration and wheezing. The continuous inflammation and infection lead to lung damage and destruction, and ultimately, death. CF can also affect other areas of the body, including the pancreas and sweat glands.

     TOBI was made possible in part by early research into the potential for aerosolized tobramycin that was supported by a grant from the Cystic Fibrosis Foundation and conducted by Children's Hospital and Regional Medical Center in Seattle. Information about the CFF is available on the Internet at http://www.cff.org.



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     PathoGenesis Corp. develops drugs for treating serious infectious diseases where there is a significant need for improved therapy. The company is currently developing drug candidates to treat lung infections in cystic fibrosis and bronchiectasis patients, as well as tuberculosis infections. PathoGenesis is headquartered in Seattle and has additional facilities in Skokie, Ill.; Annandale, N.J.; and Brentford, Middlesex, U.K. Its stock is traded on the Nasdaq National Market System under the symbol PGNS. The company's Web site is located at www.pathogenesis.com.



Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the company's absence of products and dependence on TOBI, government regulation, the development of drug candidates, competition and pharmaceutical pricing. Further information regarding these and other factors is available in PathoGenesis' Annual Report on Form 10-K for 1996 and other documents filed with the Securities and Exchange Commission.